As filed with the Securities and Exchange Commission on April 1, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):

April 1, 2003

Commission File Number	Exact name of registrants as specified in their charters, state of incorporation, address of principal executive offices, and telephone number	I.R.S. Employer Identification Number

1-15929	Progress Energy, Inc.	56-2155481
410 S. Wilmington Street Raleigh, North Carolina 27601-1748 Telephone: (919) 546-6411 State of Incorporation: North Carolina

1-8349	Florida Progress Corporation A Florida Corporation 410 South Wilmington Street Raleigh, North Carolina 27601 Telephone: (919) 546-6111	59-2147112

1-3274	Florida Power Corporation d/b/a Progress Energy Florida, Inc. A Florida Corporation 100 Central Avenue St. Petersburg, Florida 33701 Telephone: (727) 820-5151	59-0247770

1-3382	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. 410 S. Wilmington Street Raleigh, North Carolina 27601-1748 Telephone: (919) 546-6411 State of Incorporation: North Carolina	56-0165465

The addresses of the registrants have not changed since the last report.

This combined Form 8-K is filed separately by four registrants: Progress Energy, Inc.,

Carolina Power & Light Company (CP&L) d/b/a Progress Energy Carolinas, Inc.,

Florida Progress Corporation and Florida Power Corporation d/b/a Progress Energy Florida, Inc.

Information contained herein relating to any individual registrant is filed by such registrant solely on its own behalf.

ITEM 5.	OTHER EVENTS

CREDIT AGREEMENTS. On April 1, 2003, Florida Power Corporation, which is now doing business as Progress Energy Florida, Inc. (Progress Energy Florida), entered into a new $200 million 364-day credit agreement and a new $200 million three-year credit agreement, replacing its prior credit facilities (which had been a $90 million 364-day facility and a $200 million five-year facility).

The new Progress Energy Florida credit facilities contain a defined maximum total debt to total capital ratio of 65%; as of December 31, 2002 the calculated ratio was 48.6%. The new credit facilities also contain a requirement that the ratio of EDITDA to interest expense to be at least 3 to 1; as of December 31, 2002 the calculated ratio was 8.5 to 1.

Also on April 1, 2003, Carolina Power & Light Company, which is now doing business as Progress Energy Carolinas, Inc., reduced the size of its existing 364-day credit facility from $285 million to $165 million. The other terms of this facility were not changed. Progress Energy Carolinas’ $285 million three-year credit agreement entered into in July 2002 remains in place, for total facilities of $450 million.

In March, 2003, Progress Ventures terminated its $50 million working capital credit facility. The remaining $260 million of Progress Ventures’ credit facility was not changed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC.

FLORIDA PROGRESS CORPORATION

FLORIDA POWER CORPORATION

CAROLINA POWER & LIGHT COMPANY

Registrants

By:    /s/    Peter M. Scott III

          Peter M. Scott III

          Executive Vice President and

          Chief Financial Officer

Date:    April 1, 2003